UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Dynatrace, Inc.

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

268150109

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Thoma Bravo Fund X, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,714,720
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,714,720

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,714,720
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Calculated based on 294,394,482 shares of common stock, $0.001 par value per share (“Common Stock”), outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Fund X-A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 593,825
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 593,825

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 593,825
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Special Opportunities Fund I, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 232,926
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 232,926

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 232,926
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Special Opportunities Fund I AIV, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,716,037
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,716,037

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,716,037
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Fund XI, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,786,903
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,786,903

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,786,903
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.34%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Fund XI-A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,421,895
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,421,895

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,421,895
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.18%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Executive Fund XI, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 282,090
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 282,090

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 282,090
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) *(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Partners X, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,445,120
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,445,120

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,445,120
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 2.19%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo Partners XI, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,912,153
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,912,153

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,912,153
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 8.12%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

1.	Names of Reporting Persons Thoma Bravo UGP, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 30,357,273
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 30,357,273

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 30,357,273
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 10.31%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 294,394,482 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2023.

Item 1(a).	Name of Issuer

Dynatrace, Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

1601 Trapelo Road, Suite 116

Waltham, MA 02451

Item 2(a).	Names of Persons Filing

This statement is being jointly filed by each of the entities below pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act, all of whom together are referred to herein as the “Reporting Persons”:

(i)	Thoma Bravo Fund X, L.P. (“TB Fund X”)

(ii)	Thoma Bravo Fund X-A, L.P. (“TB Fund X-A”)

(iii)	Thoma Bravo Special Opportunities Fund I, L.P. (“TB SOF”)

(iv)	Thoma Bravo Special Opportunities Fund I AIV, L.P. (“TB SOF AIV”)

(v)	Thoma Bravo Fund XI, L.P. (“TB Fund XI”)

(vi)	Thoma Bravo Fund XI-A, L.P. (“TB Fund XI-A”)

(vii)	Thoma Bravo Executive Fund XI, L.P. (“TB Exec Fund” and, together with each of the foregoing, the “TB Funds”)

(viii)	Thoma Bravo Partners X, L.P. (“TB Partners X”)

(ix)	Thoma Bravo Partners XI, L.P. (“TB Partners XI”)

(x)	Thoma Bravo UGP, LLC

The Reporting Persons have entered into a Joint Filing Agreement, dated February 16, 2021, a copy of which is attached as Exhibit A to this Schedule 13G, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b).	Address of the Principal Business Office, or if none, Residence

c/o Thoma Bravo, L.P.

110 N. Wacker Drive 32nd Floor

Chicago, IL 60606

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common Stock, $0.001 par value

Item 2(e).	CUSIP Number

268150109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a (n):

Not Applicable

Item 4.	Ownership

(a)	Amount beneficially owned:

See responses to Item 9 on each cover page.

(b)	Percent of Class:

See responses to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

The reported securities are held directly by TB Fund X, TB Fund X-A, TB SOF, TB SOF AIV, TB Fund XI, TB Fund XI-A, TB Exec Fund, TB Partners X, and TB Partners XI. TB Partners X is the general partner of each of TB Fund X, TB Fund X-A, TB SOF, and TB SOF AIV, and therefore may be deemed to beneficially own the shares held directly by TB Fund X, TB Fund X-A, TB SOF, and TB SOF AIV. TB Partners XI is the general partner of each of TB Fund XI, TB Fund XI-A, and TB Exec Fund, and therefore may be deemed to beneficially own the shares held directly by TB Fund XI, TB Fund XI-A, and TB Exec Fund. Thoma Bravo UGP, LLC is the ultimate general partner of each of TB Partners X and TB Partners XI, and therefore may be deemed to beneficially own the securities held directly by the TB Funds, TB Partners X, and TB Partners XI.

Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2024

THOMA BRAVO FUND X, L.P.

By: Thoma Bravo Partners X, L.P.
Its: General Partner
By: Thoma Bravo UGP X, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO FUND X-A, L.P.

By: Thoma Bravo Partners X, L.P.
Its: General Partner
By: Thoma Bravo UGP X, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO SPECIAL OPPORTUNITIES FUND I, L.P.

By: Thoma Bravo Partners X, L.P.
Its: General Partner
By: Thoma Bravo UGP X, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO SPECIAL OPPORTUNITIES FUND I AIV, L.P.

By: Thoma Bravo Partners X, L.P.
Its: General Partner
By: Thoma Bravo UGP X, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO FUND XI, L.P.

By: Thoma Bravo Partners XI, L.P.
Its: General Partner
By: Thoma Bravo UGP XI, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO FUND XI-A, L.P.

By: Thoma Bravo Partners XI, L.P.
Its: General Partner
By: Thoma Bravo UGP XI, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO EXECUTIVE FUND XI, L.P.

By: Thoma Bravo Partners XI, L.P.
Its: General Partner
By: Thoma Bravo UGP XI, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO PARTNERS X, L.P.

By: Thoma Bravo UGP X, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO PARTNERS XI, L.P.

By: Thoma Bravo UGP XI, LLC
Its: General Partner
By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO UGP, LLC

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 16, 2021, by and among the Reporting Persons (incorporated herein by reference to the statement on Schedule 13G filed with the SEC by the Reporting Persons on February 16, 2021).